Exhibit 10.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT OF

ARTHUR G. DAUBER

Arthur G. Dauber (“Employee”) and American Electric Technologies, Inc. (“Company”) entered into an Employment Agreement with a term commencing on January 1, 2010 and ending on December 31, 2011 (the “Agreement”). The Agreement was amended by Amendment No. 1 dated November 29, 2010 (the “First Amendment”). The Agreement was further amended by Amendment No. 2 dated November 6, 2012 (the “Second Amendment”).

The parties to the Agreement desire to further amend the Agreement in the following particulars:

1. The term of the Agreement will end on December 31, 2015 (“Expiration Date”).

2. Paragraph 2. Nature of Duties of the Agreement is deleted in its entirety and the following is substituted therefore.

2.	Nature of Duties.

a. If I am so elected by the Board of Directors of the Company, I will serve as Chairman of the Board of Directors of the Company for the remainder of calendar year 2013 and calendar year 2014. My responsibilities will include serving as Chairman of the Board of Directors and managing the international joint ventures agreed to by me and the CEO. I will also perform special projects as agreed to by me and the CEO of the Company.

b. I shall devote 1,000 hours of my business time in 2014 and 800 hours of my business time in 2015 to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability. I shall be subject to the Company’s policies, procedures and approval practices as generally in effect from time to time.

3. Paragraph 4. Compensation and Related Matters of the Agreement is deleted in its entirety and the following is substituted therefor.

4.	Compensation and Related Matters.

	2014	2015
Base Salary	$130,000	$130,000
Expected Bonus	1% of EI	1% of EI
Total Expected Compensation	$130,000 + 1% of EI	$130,000 + 1% of EI

a. Within ninety (90) days after the end of each fiscal year of Company, I will be paid an Expected Bonus in an amount equal to 1% of the amount reported by the Company on its “consolidated statement of operations” on the line styled “Equity income from foreign joint ventures’ operations”(“EI”).

b. Automobile Allowance. The Company shall provide an automobile, or shall provide to me an automobile allowance equal to $600.00 per month during 2014 and 2015.

c.	Standard Benefits. During my employment, I shall be entitled to continue to participate in all executive benefit plans and programs, including paid vacations, and other benefits generally available to other similarly situated Company executives in accordance with the terms of those plans and programs and applicable law. The Company shall have the right to terminate or change any such plan or program at any time. Provided however that I shall be entitled to take 3 weeks paid vacation in 2014 and four weeks in 2015. I shall also be entitled to Health and Life insurance benefits not to exceed cost to the Company of $600 per month in 2014 and 2015, plus in each year the cost of my annual physical examinations.

d.	Indemnification. The Company shall extend to me the same indemnification arrangements as are generally provided to other similarly situated Company executives, including after termination of my employment.

e.	Expenses. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company.

f.	Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement, or this Agreement would or might otherwise result in my receipt of an illegal loan (“Loan”), the Company shall use reasonable efforts to provide me with a substitute for the Loan that is lawful and of at least equal value to me. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to me or provide me substitute for it.

4.	Either party may terminate this agreement as to the 2015 calendar year by giving written notice to that effect to the other party not earlier than Sept 1, 2014 and not later than October 1, 2014.

Except as hereby specifically amended by the earlier Amendments and by this Third Amendment, the Agreement shall be and remain in full force and effect.

Executed at Houston, Texas, this     28            day of May, 2013.

Employee:	American Electric Technologies, Inc.

/s/ Arthur G. Dauber		/s/ Casey Crenshaw

Arthur G. Dauber	By:
Casey Crenshaw, Chairman of the Compensation
Committee